EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-80539, 333-1854, 333-68323, 333-102028 and 333-119545 on Form S-8, and Amendment No. 4 to Registration Statement No. 333-75386 on Form S-3, of our report dated March 23, 2005, relating to the financial statements and financial statement schedule of META Group, Inc. (which report includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), appearing in the Annual Report on Form 10-K of META Group, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Stamford, Connecticut
March 29, 2005